EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Books-A-Million, Inc. 2005 Incentive Award Plan of our report dated April 19, 2013, except for the impact of the matters discussed in the fourth paragraph of Note 1 and Notes 8 and 9, as to which the date is April 18, 2014, with respect to the consolidated financial statements of Books-A-Million, Inc. as of February 2, 2013 and for the year then ended incorporated by reference in its Annual Report (Form 10-K) for the year ended February 1, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama
June 12, 2014